Exhibit 99.1

News Release
For more information, please contact: MEDIA: Dan Hare 312-549-5355 Daniel.hare@conagra.com INVESTORS: Brian Kearney 312-549-5002 ir@conagra.com

FOR IMMEDIATE RELEASE

CONAGRA BRANDS COMMENTS ON FTC POSITION REGARDING PROPOSED SALE OF WESSON OIL BUSINESS

CHICAGO, Ill., Mar. 5, 2018 – Conagra Brands, Inc. (NYSE: CAG) today issued the following response to the decision by the Federal Trade Commission (FTC) to challenge the pending sale of the Wesson oil business to The J.M. Smucker Company:

“Today, the Federal Trade Commission announced that it will challenge our pending sale of the Wesson oil business to The J.M. Smucker Company. After working diligently for the last eight months to respond to the FTC’s inquiries about the transaction, we are very disappointed by and disagree with the Commission’s decision. We are working with The J.M. Smucker Company to review all of our options.”

In May 2017, Conagra Brands announced the definitive agreement with the J.M. Smucker Company to divest the Wesson oil business.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America’s leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The company’s portfolio is evolving to satisfy people’s changing food preferences. Conagra’s iconic brands, such as Marie Callender’s®, Reddi-wip®, Hunt’s®, Healthy Choice®, Slim Jim® and Orville Redenbacher’s®, as well as emerging brands, including Alexia®, Blake’s®, Frontera®, Duke’s® and Angie’s® BOOMCHICKAPOP®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These forward-looking statements include, among others, statements regarding the completion of the proposed divestiture of the Wesson oil business. We undertake no responsibility for updating these statements, except as required by law. Readers of this press release should understand that these statements are not guarantees of performance or results. There is no assurance that the potential transaction will be consummated, and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include: the timing to complete a potential divestiture of certain assets related to the Wesson oil business; the ability and timing to obtain required regulatory approvals and satisfy other closing conditions for the transaction; Conagra Brands’ ability to achieve the intended benefits of acquisitions and divestitures, including the transaction described in this press release; and other risks described in the reports filed by Conagra Brands from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release.

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